Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-75606, 333-141034, 333-84280, 333-103894) of APP Pharmaceuticals, Inc. of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of APP Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of APP Pharmaceuticals, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young, LLP

Chicago, Illinois

March 17, 2008